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                                                              EXHIBIT 12.01

           ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

      COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

                         PREFERRED STOCK DIVIDENDS

                          (Dollars in thousands)

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
                                                                                                            Pro Forma
                                                                                  Pro Forma   Nine Months  Nine Months
                                          Year Ended March 31,                    Year Ended     Ended        Ended
                            ----------------------------------------------------  March 31,   December 31, December 31,
                              1994      1995       1996       1997       1998        1998         1998         1998
                            --------  ---------  ---------  ---------  ---------  ----------  ------------ ------------
Loss before Income Taxes,
   Extraordinary Loss and
   Cumulative Effect of
   Change in Accounting
   Principle..............  $(94,706) $(111,759) $(122,680) $(119,290) $(168,161) $(572,331)   $(117,595)   $(389,189)
Add:  Fixed charges,
      excluding
      capitalized
      interest............   187,439    200,927    217,170    249,113    280,670    677,590      220,832      565,522
  Equity in losses of
   joint ventures.........    30,054     44,349     46,257     59,169     79,055     20,429       58,471        9,466
  Minority interest in
   income (losses) of
   subsidiaries...........        --         --         --         --         --     11,899      (25,772)     (16,438)
  Preferred stock
   dividends
   of subsidiary..........        --         --         --         --     12,682     27,121       21,536       21,536
                            --------  ---------  ---------  ---------  ---------  ---------    ---------    ---------
Net Earnings Available for
 Combined Fixed Charges
 and Preferred Stock
 Dividends................   122,787    133,517    140,747    188,992    204,246    164,708      157,472      190,897
                            --------  ---------  ---------  ---------  ---------  ---------    ---------    ---------
Combined Fixed Charges and
 Preferred Stock
 Dividends:
  Interest................   182,136    195,698    210,691    240,692    271,056    654,424      212,545      544,295
  Capitalized interest....     1,345      1,736      1,766      1,727      5,985     14,463       11,285       28,902
  Amortization of debt
   issuance costs.........     3,987      3,792      4,917      6,344      7,141     17,211        6,432       16,492
  Interest portion of rent
   expense................     1,316      1,437      1,562      2,077      2,473      5,955        1,855        4,735
  Preferred stock
   dividends
   of subsidiary..........        --         --         --         --     12,682     27,121       21,536       21,536
  Preferred stock
   dividends..............        --         --         --         --     18,850     55,125       20,718       41,343
                            --------  ---------  ---------  ---------  ---------  ---------    ---------    ---------
Total Combined Fixed
 Charges and Preferred
 Stock Dividends..........   188,784    202,663    218,936    250,840    318,187    774,299      274,371      657,303
                            --------  ---------  ---------  ---------  ---------  ---------    ---------    ---------
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends................        --         --         --         --         --         --           --           --
Deficiency in Earnings
 Required to Cover
 Combined Fixed Charges
 and Preferred Stock
 Dividends................  $ 65,997  $  69,146  $  78,189  $  61,848  $ 113,941  $ 609,591    $ 116,899    $ 466,406
                            ========  =========  =========  =========  =========  =========    =========    =========
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